September 11, 2015 Energy Focus, Inc. 32000 Aurora Road Solon, Ohio 44139 Ladies and Gentlemen: We have acted as counsel for Energy Focus, Inc., a Delaware corporation (the “Company”), in connection with a prospectus supplement dated September 11, 2015 (the “Prospectus Supplement”) relating to the offer and sale by the Company of up to 1,725,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), and the offer and sale by certain selling stockholders of up to an additional 1,725,000 shares of Common Stock (the “Offering”) pursuant to an Underwriting Agreement, dated September 11, 2015 (the “Underwriting Agreement”), among the Company, the selling stockholders named therein and Oppenheimer & Co. Inc., as representative of the underwriters named therein. The Prospectus Supplement supplements a prospectus dated February 5, 2015 contained in the Registration Statement on Form S-3 (Registration No. 333-201068) and incorporated by reference into the additional Registration Statement on Form S-3 (Registration No. 333-206870) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Registration Statements”). The Prospectus Supplement also supplements a prospectus dated August 28, 2014 contained in the Registration Statement on Form S-3 (Registration No. 333-198146) with respect to the shares of Common Stock offered and sold by the selling stockholders. We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have

607382790.1 relied on certificates or comparable documents of public officials and of officers and representatives of the Company. Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Prospectus Supplement, and upon payment therefor and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statements and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Very truly yours, /s/ Baker & Hostetler LLP